EXHIBIT 99.1
News Release

For Immediate Release August 1, 2011	Contact: Randy Burchfield Corporate Marketing 662-620-4920
BancorpSouth, Inc., Announces Resignation of R. Madison Murphy
From Board of Directors
TUPELO, Miss., Aug. 1, 2011— BancorpSouth, Inc., (NYSE: BXS) announced today the resignation of R. Madison Murphy from the Board of Directors of BancorpSouth, Inc., and BancorpSouth Bank, effective at the close of business on August 5, 2011. Mr. Murphy, the Managing Member of Murphy Family Management, LLC, headquartered in El Dorado, Arkansas, has served as a director since 2000 and is a member of the Audit Committee of the BancorpSouth, Inc., Board of Directors.
Aubrey Patterson, BancorpSouth Chairman and CEO said, “We greatly appreciate Madison Murphy’s expertise and counsel as a director of BancorpSouth, Inc., and BancorpSouth Bank for the past 11 years, as well as his hard work as a member of the Audit Committee. We thank him for his commitment and integrity, and we wish him well in his future endeavors.”
BancorpSouth, Inc., is a financial holding company headquartered in Tupelo, Mississippi, with $13.4 billion in assets. BancorpSouth Bank, a wholly-owned subsidiary of BancorpSouth, Inc., operates approximately 312 commercial banking, mortgage, insurance, trust and broker/dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas. BancorpSouth Bank also operates an insurance location in Illinois.